Exhibit 10.2

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (“Agreement”) is effective as of January 31, 2017 (“Effective Date”) by and between ENER-CORE, Inc., a Delaware corporation (the “Company”), and Boris Maslov (the “Advisor”).

In consideration of the mutual covenants and agreements hereafter set forth, the parties agree as follows:

1. Duties of Advisor.

a. Services. Advisor shall perform the services (“Services”) set forth on Exhibit A attached hereto, as it may be amended by the written agreement of both parties from time to time (the “Work Statement”).

b. Designated Representatives. All matters relating to this Agreement may be decided by the Designated Representatives of each of the parties (as identified in the Work Statement - Exhibit A, attached hereto) in a manner which is binding on the respective parties. Advisor shall report directly to Company’s Designated Representative and shall provide its services in accordance with the Work Statement and further instructions of Company’s Designated Representative, and with such reasonable instructions given to Advisor by any other officer or director of Company. Either party may at any time change its Designated Representative by providing written notice of such change in accordance with Section 10.c.

c. Performance. Advisor’s performance under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry. Advisor shall at all times comply with all applicable laws and Company’s rules, of which Advisor is advised in writing, in the course of performing the Services.

d. Persons Providing Services. If Advisor is a corporation or other business entity, the Services shall be provided by approved representatives or such other employee(s) of Advisor who are approved by Company in writing prior to performing any of the Services.

2. Compensation. The fees payable by Company and the payment terms of such fees shall be as set forth in the Scope of Work. All fees provided for in the Scope of Work are Advisor’s sole compensation for rendering the Services to Company. Advisor shall bear any and all costs or expenses incurred in the performance of this Agreement.

3. Term/Termination. This Agreement will commence on the Effective Date and continue for a term of one year and be month-to-month thereafter at the mutual agreement of the parties unless otherwise terminated in accordance with this Section 3. The first ninety (90) days of this Agreement shall be guaranteed (“Initial Term”) and neither party may terminate this Agreement within the Initial Term unless there is a material breach hereof by a party hereto and the non-breaching party provides written notice of such breach to the other party along with a detailed description of such breach and allows the alleged breaching party five (5) days to cure same. Subsequent to the Initial Term, the Agreement shall continue and may be terminated by either party without cause at any time with a termination notice, provided that any termination notice received after the first of each subsequent month shall be effective on the first day of the following month. However, any obligation to pay accrued and/or earned compensation due to Advisor hereunder as well as any indemnity obligations stated hereunder shall survive such termination.

4. Confidentiality.

a. Proprietary Information. Advisor understands that Company possesses and will possess Proprietary Information that is important to its business. For purposes of this Agreement, “Proprietary Information” is all confidential, non-public information that is disclosed to Advisor or that was or will be developed, learned, created, or discovered by Advisor (or others) for or on behalf of Company, or that became or will become known by, or was or is conveyed to Company (including, without limitation, the Results) and has commercial value in Company’s business, or that is developed at Company’s facilities or with use of Company’s equipment. Proprietary Information includes, but is not limited to, information (and all tangible items in any form incorporating, embodying or containing information) relating to (a) all client/customer lists, vendor lists and all lists or other compilations containing client, customer or vendor information; (b) information about products, proposed products, research, product development, know-how, techniques, processes, costs, profits, markets, marketing plans, strategies, forecasts, sales and commissions, and unpublished information relating to technological and scientific developments; (c) plans for future development and new product concepts; (d) all manufacturing techniques or processes, documents, books, papers, drawings, schematics, models, sketches, computer programs, databases, and other data of any kind and descriptions including electronic data recorded or retrieved by any means; (e) the compensation, performance and terms of employment of Company employees; (f) software in various stages of development, and any designs, drawings, schematics, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, research and development, processes and procedures relating to any software; and (g) all other information that has been or will be given to Advisor in confidence by Company (or any affiliate) concerning Company’s actual or anticipated business, research or development, or that is received in confidence by or for Company from any other person or entity. Proprietary Information does not include information that Advisor demonstrates to Company’s satisfaction, by written documentation created in the ordinary course of business, (i) is in the public domain through lawful means that do not directly or indirectly result from any act or omission of Advisor in breach of its obligations hereunder or (ii) was already rightfully known to Advisor or disclosed by a third party without any confidentiality restrictions (other than in connection with this Advisory arrangement) without restriction on use or disclosure at the time of Company’s disclosure to Advisor.

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b. Non-Disclosure. Advisor understands that the Advisory arrangement creates a relationship of confidence and trust between Advisor and Company with regard to Proprietary Information. Advisor will at all times, during the term of this Agreement, keep the Proprietary Information in confidence and trust. Advisor will not, without the prior written consent of an authorized officer of Company (i) copy, use or disclose any Proprietary Information, (ii) remove any Proprietary Information from the business premises of Company, or (iii) deliver any Proprietary Information to any person or entity outside the Company. Notwithstanding the foregoing, Advisor may use the Proprietary Information (and disclose and deliver same to Advisor’s employees, if applicable, who have a need to know, provided such employees have previously entered into written agreements protecting third-party proprietary information received by Advisor and containing provisions at least as restrictive as those set forth in this Section 4) as may be necessary and appropriate in the ordinary course of performing the Services and may disclose to representatives as otherwise required by law. Advisor further acknowledges and agrees that the information received in the course of the Advisory arrangement may be material, non-public information (which shall be deemed and handled as Proprietary Information), and that Advisor is obligated to comply with all federal and state securities laws with respect to the handling of such information, including restrictions on trading in the Company’s securities while in possession of such information.

c. Return of Proprietary Information. Advisor agrees that upon termination of this Agreement upon Company’s request, Advisor shall promptly deliver to Company all Proprietary Information, any document or media that contains Results (and all copies thereof), and any apparatus or equipment (and other physical property or any reproduction of such property), excepting only Advisor’s copy of this Agreement.

5. Ownership and License.

a. Assignment of Proprietary Information. All Proprietary Information, and all patents, patent rights, copyrights, mask work rights, trademark rights, trade secret rights, sui generis database rights, and all other intellectual and industrial property and proprietary rights of any kind that currently exist or may exist in the future anywhere in the world (collectively, the “Rights”) in connection therewith shall be the sole property of Company. Advisor hereby irrevocably assigns to Company, without further consideration, any and all Rights that Advisor may have or acquire in the Proprietary Information.

b. Privacy. Advisor recognizes and agrees that it has no expectation of privacy with respect to Company’s telecommunications, networking, or information processing systems (including, without limitation, stored computer files, e-mail messages and voice messages) and that Advisor’s activity, and any files or messages, on any of those systems may be monitored at any time without notice.

6. Independent Contractor. (i) Advisor shall act in the capacity of an independent contractor with respect to the Company, and not as an employee or authorized agent of the Company. Advisor shall not have any authority to enter into contracts or binding commitments in the name or on behalf of the Company. Advisor will not use the Company’s logo or marks without prior written approval, and then such use shall be only for the benefit of the Company and at the direction of the Company. Advisor shall not be, nor represent itself as being, an agent of the Company, and shall not be, nor represent itself as being authorized to bind the Company. (ii) Advisor agrees, acknowledges and understands that it shall not have the status of an employee of the Company and shall not participate in any employee benefit plans or group insurance plans or programs (including, but not limited to salary, bonus or incentive plans, stock option or purchase plans, or plans pertaining to retirement, deferred savings, disability, medical or dental), even if it is considered eligible to participate pursuant to the terms such plans. In addition, Advisor understands and agrees that consistent with its independent contractor status, it will not apply for any government-sponsored benefits intended only for employees, including, but not limited to, unemployment benefits. (iii) Advisor understands and agrees that it shall not participate in any plans, arrangements, or distributions by the Company pertaining to or in connection with any pension, stock, bonus, profit-sharing, or other similar benefit program the Company may have for its employees, regardless of whether Advisor is classified as an employee for any other purpose or is otherwise eligible to participate in such plans. Advisor’s exclusion from benefit programs maintain by the Company is a material component of the terms of compensation negotiated by the parties, and is not premised on Advisor’s status as a non-employee with respect to the Company. To the extent that Advisor may become eligible for any benefit programs maintained by the Company (regardless of timing or reason for eligibility), Advisor hereby waives its right to participate in the programs. Advisor’s waiver is not conditioned on any representation or assumption concerning Advisor’s legal status as a contractor or employee. (iv) The Company shall issue Form 1099 records for its payments to Advisor made pursuant to this Agreement. Because Advisor is an independent contractor, it is solely responsible for all taxes, withholdings, and other similar statutory obligations including, without limitation, Workers’ Compensation Insurance, Unemployment Insurance, or State Disability Insurance. Advisor agrees to defend, indemnify and hold Company harmless from any and all claims made by any entity on account of a failure by Advisor to satisfy any such tax or withholding obligations. Advisor warrants that it has sought and obtained independent advice regarding the tax consequences of the payments made pursuant to this Agreement.

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7. Representations and Warranties. Advisor represents and warrants that, as of the Effective Date and at all times during the term of this Agreement: (i) Advisor’s performance of the Services and all terms of this Agreement will not breach any agreement that Advisor has with another party including, without limitation, any agreement to keep in confidence proprietary information acquired by Advisor in confidence or trust prior to the execution of this Agreement; (ii) Advisor is not and will not be bound by any agreement, nor has assumed or will assume any obligation, which would in any way be inconsistent with the Services to be performed by Advisor under this Agreement; (iii) in performing the Services, Advisor will not use any confidential or proprietary information of another party, or infringe the Rights of another party, nor will Advisor disclose to Company, or bring onto Company’s premises, or induce Company to use any confidential or proprietary information of any person or entity other than Company or Advisor; (iv) Advisor will abide by all applicable laws and the Company’s safety rules notified in writing to Advisor and in the course of performing the Advisory Services; (v) Advisor will not use or retain any other individual(s) or employee(s) in performing services for the Company except with prior written approval has been obtained from the Company.

8. Indemnity. Each party shall defend, indemnify and hold the other and its affiliates (and their respective employees, directors and representatives) harmless against any and all losses, liabilities, damages, claims, demands and suits and related costs and expenses (including, without limitation, reasonable outside attorneys’ fees and court costs) arising or resulting, directly or indirectly, from (i) any act or omission of one of the parties (its employees or independent contractors) or any parties’ (its employees’ or independent contractors’) breach of any representation, warranty or covenant of this Agreement, or (ii) infringement of any third-party intellectual property rights by the Results, Company’s use of the Results or Advisor’s performance of the Services, and (iii) any failure (alleged or actual) by Advisor to satisfy any of the tax or withholding obligations for Advisor or any employee or individual retained by Advisor to perform services for the Company.

9. Limit of Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER ADVISOR NOR COMPANY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES.

10. Miscellaneous.

a. Governing Law. Advisor agrees that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. The sole jurisdiction and venue for actions related to the subject matter of the Agreement shall be the state and federal courts having within their jurisdiction the location of Company’s principal place of business, and both parties hereby consent to such jurisdiction and venue and waive all objections thereto. If any provision of this Agreement is held to be illegal or unenforceable, such provision shall be limited or excluded from this Agreement to the minimum extent required, and the balance of the Agreement shall be interpreted as if such provision was so limited or excluded and shall be enforceable in accordance with its terms.

b. Assignment. This Agreement (together with all attached exhibits) shall be binding upon Advisor, and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, and personal representatives; provided, however, that Advisor shall not assign any of its rights or delegate any of its duties hereunder without Company’s prior written consent and any attempted assignment or delegation will be void.

c. Notices. All notices required or given under this Agreement shall be addressed to the parties at the addresses shown first hereinabove and shall be deemed given upon receipt (or, if not received sooner, three (3) days after deposit in the U.S. mails) when delivered by registered mail, postage pre-paid, return receipt requested, by facsimile (with a confirmation copy sent by registered mail) or by commercial overnight delivery service with tracking capabilities.

d. Non-Waiver. Failure by the Company to insist upon strict and punctual performance of any provision hereof shall not constitute waiver of nor estoppel against asserting the right to acquire such performance, nor shall a waiver or estoppel in one instance constitute a waiver or estoppel with respect to a later breach whether of similar nature or otherwise.

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e. Arbitration. Should any dispute arise from the implementation of or relating to this Agreement, the parties shall resolve them by submitting to arbitration in accordance with the Rules of Commercial Arbitration of ADR then pertaining, unless the parties mutually agree otherwise, and pursuant to the following procedures:

f. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with ADR. Three arbitrators shall be chosen. Each party shall select one arbitrator, and ADR shall select the third arbitrator. A determination by a majority of the panel shall be binding on the parties.

(i) Reasonable discovery, as determined in the sole discretion of the arbitrators, shall be allowed.

(ii) All arbitration proceedings shall be held in Los Angeles, California.

(iii) The parties agree that the issues to be resolved under any dispute shall be determined by arbitration pursuant to the provisions set forth in this Agreement and pursuant to the applicable rules of ADR then in effect insofar as such rules are not inconsistent with the provisions set forth herein.

(iv) The costs and fees of the arbitration shall be allocated by the arbitrators. The party or parties prevailing in the arbitration will be entitled, in addition to such other relief as may be granted, to reasonable attorneys’ fees, if any, as shall be awarded by the arbitrators.

(v) The award rendered by the arbitrators shall be final and in writing, and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

g. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable outside attorneys’ fees, court costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

h. Survival. The provisions of this Agreement that may be reasonably interpreted as surviving its termination, including the applicable provisions of Sections 3- 10, shall continue in effect after termination of this Agreement. Company is entitled to communicate Advisor’s obligations under this Agreement to any future client or potential client of Advisor.

Signature Page to Follow

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first day above written.

“ADVISOR” – Boris Maslov

By:	/s/ Boris A. Maslov
Name:	Boris Maslov
Title:	Advisor

“COMPANY” – ENER-CORE, Inc.

By:	/s/ Domonic J. Carney
Name:	Domonic Carney
Title:	CFO

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EXHIBIT A

SCOPE OF WORK and COMPENSATION

I.	Scope of Work. Advisory services including: Intellectual Property Consulting, Product Design, Operations, Business Development; and General advisory: Advisor shall be available to consult on non-exclusive, reasonable and as needed basis, to assist with overall strategy, management coordination and advice, introductions, business development, operations assessment and strategy plan development and corporate development. It is contemplated that advisor shall assess the Intellectual Property plan and continuing operations of Company and its related entities as well as other entities operated by Company rep including but not limited to the following services:

A.	INTELLECTUAL PROPERTY

(i)	Advisor shall assist the Company evaluate its current patent filings and patent filing strategy.

(ii)	Advisor shall assist the Company to prepare for future meetings with external intellectual property counsel.

(iii)	Advisor shall assist the Company with any third party evaluation of existing and potential future intellectual property rights including Siemens and any affiliates, potential financing partners, and potential financial investors.

B.	DRESSER-RAND NEGOTIATIONS AND DISCUSSION

(i)	Advisor shall assist the Company with future negotiations and discussions with Dresser-Rand, a Siemens Company (“DR”), surrounding any current or existing contracts between the Company and DR including the November 2014 Commercial License Agreement (“CLA”) and the June 2016 Commercial and Manufacturing License Agreement (“CMLA”)

(ii)	Advisor shall be available to provide insights gained between 2013 and January 31, 2017 to other members of the Company’s management, consultants, and directors.

C.	GENERAL BOARD ADVISORY

(i)	Advisor shall be on call to advise the Company CEO and his Board of Directors on strategic and product decisions, operations, and other key decisions on an as needed basis by the Executive Team and the Company Board of Directors.

II.	Compensation. Advisor shall be paid/earn the following compensation for the designated services rendered:

Fees: In consideration of the services to be provided in Section I, above: Company agrees to pay to Advisor a fee equal to $3,000 cash for each month of service hereof payable net 10 days in arrears and an equal fee 30 days thereafter for each month of the term of Agreement. Should the consultant work more than 30 hours in either of the first two months of the engagement, 50 hours for the first two months combined, or 20 hours in any month after the second month, then any hours worked in excess shall be compensated at a rate of $150 per hour worked.

Expenses: In addition to payment of the Fee, Company agrees to pay to Maslov all reasonable out of pocket expenses incurred by Maslov during the course of his providing the Services. Maslov shall, prior to incurring any single expense greater than $1,000.00, secure the written approval of Company to incur such expense (email confirmation of an oral approval shall be sufficient). Maslov further agrees that if his expenses exceed $1,500.00, in the aggregate, he will secure the written approval of Company prior to incurring any additional expenses. Maslov shall, promptly after the end of each calendar month, provide EC with an accounting of all expenses for which he seeks reimbursement and provide copies of all receipts along with an invoice for such. Company agrees to pay Maslov’s invoice for expenses within 10 days of the date of the invoice. Maslov and EC agree that until otherwise advised in writing by Company, Company’ Chief Financial Officer shall be the natural person approving Maslov’s expenses and otherwise acting as Company’s Designated Representative for purposes of Section 1(b) of the Agreement.

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